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                                  EXHIBIT 11.1

                         TRIANGLE PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                    COMPUTATION OF NET LOSS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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                                         THREE MONTHS          SIX MONTHS          THREE MONTHS           SIX MONTHS
                                             ENDED                ENDED               ENDED                 ENDED
                                          JUNE 30, 1999        JUNE 30, 1999       JUNE 30, 1998        JUNE 30, 1998
                                          -------------        -------------       -------------        -------------
Historical weighted average
  shares outstanding..........                   29,930              29,422                23,425              21,725
                                       --------------------  ------------------  -------------------  -------------------
Shares used in computing net
  loss per common share.......                   29,930              29,422                23,425              21,725
                                       ====================  ==================  ===================  ===================


Net Loss......................         $        (32,429)     $      (50,860)     $        (14,256)    $       (30,664)
                                       ====================  ==================  ===================  ===================


Basic and diluted net loss per
  common share................         $         (1.08)      $        (1.73)     $          (0.61)    $          (1.41)
                                       ====================  ==================  ===================  ===================
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